Filed Pursuant To Rule 433

Registration No. 333-217785

June 13, 2017

Investing in GLD® allows investors to take advantage of gold’s historically low correlation to stocks and bonds. Average daily dollar volume for GLD over the past three months was $946.3M as of 05/31/17. The second largest gold ETF had average daily dollar volume of $ 83.4M as of 05/31/17. Source: Bloomberg. Diversification does not ensure profit or guarantee against loss. There can be no assurance that a liquid market will be maintained for ETF shares. IN ALL MARKETS, DIVERSIFY YOUR Investing in commodities entails significant risk and is not appropriate for all investors. PORTFOLIO WITH Important Information Relating to SPDR Gold Trust (“GLD”): The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866-320-4053. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC THE MOST LIQUID GOLD ETF Visit spdrs.com/gold (SPDJI) and sublicensed for certain purposes by State Street Corporation (SSC). SSC’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors; they make no representation regarding the advisability of investing in GLD nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA 02111; 866-320-4053 IBG-23931 Not FDIC Insured No Bank Guarantee May Lose Value

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.